                                                                    EXHIBIT B(1)

                          CREDIT SUISSE FIRST BOSTON
                             Eleven Madison Avenue
                           New York, New York  10010


                                                          December 23, 1999



Bain Capital, Inc.
Two Copley Place
Boston, Massachusetts 02116

                            V.D.I. MultiMedia, Inc.
                            -----------------------
                     Senior Secured Credit Facilities and
                     ------------------------------------
                Senior Subordinated Facility Commitment Letter
                ----------------------------------------------

Ladies and Gentlemen:

          You have advised Credit Suisse First Boston ("CSFB") that Bain Capital, Inc. (the "Investors"), proposes to create a newly formed entity reasonably satisfactory to CSFB, which will merge (the "Merger") into V.D.I. MultiMedia, Inc., a Delaware corporation (the "Company"), in a transaction (the "Recapitalization") that is intended to provide for recapitalization accounting treatment. The Company is a wholly-owned subsidiary of V.D.I. MultiMedia, a California corporation (the "Parent Company"), and prior to consummation of the Recapitalization, the Company will be merged with and into the Parent Company with the Company as the surviving corporation. We understand that the Recapitalization will be accomplished through the Merger, substantially in accordance with the provisions of the Recapitalization Agreement (as defined in Exhibit A attached hereto) and the sources and uses set forth in Annex II to Exhibit A attached hereto. You have further advised us that in connection with the Recapitalization (i) the Investors will make or cause to be made an equity contribution of approximately $65 million to the Company, (ii) the Company will obtain senior secured credit facilities (the "Senior Facilities") in an aggregate principal amount of up to $110 million (as more fully described in the Summary of Principal Terms and Conditions attached hereto as Exhibit A (the "Senior Term Sheet"), and (iii) the Company will obtain senior subordinated loan financing (the "Senior Subordinated Facility") of $40 million, (the Recapitalization, the Merger, the equity investment by the Investors and management, the existing shareholder rollover equity and the transactions referred to in the immediately preceding clauses (i) through (iii) are collectively referred to herein as the "Transactions"). The approximate sources and uses of the funds necessary to consummate the Transactions are set forth on Annex II to the Senior Term Sheet.

          You have requested that CSFB (i) agree to structure, arrange and syndicate the Senior Facilities, (ii) commit to provide the Senior Facilities and to serve as advisor, arranger, administrative agent and collateral agent therefor, (iii) agree to structure, arrange and syndicate the Senior Subordinated Facility (together with the Senior Facilities, the "Facilities") and (iv) commit to provide the Senior Subordinated Facility and to serve as advisor, arranger and administrative agent therefor. CSFB is pleased to advise you of (i) its willingness to act as exclusive advisor, arranger, administrative agent and collateral agent for the Senior Facilities, (ii) its commitment to provide the entire amount of the Senior Facilities upon the terms and subject to the conditions set forth or referred to in this commitment letter and the exhibits hereto (the "Commitment Letter") (including, without limitation, the conditions set forth in Exhibit C attached hereto applicable thereto) and in the Senior Term Sheet, (iii) its willingness to act as exclusive advisor, arranger and administrative agent for the Senior Subordinated Facility and (iv) its commitment to provide the entire amount of the Senior Subordinated Facility upon the terms and subject to the conditions set forth or referred to herein (including, without limitation, the conditions set forth in Exhibit C attached hereto applicable thereto) and in the Summary of Principal Terms and Conditions attached as Exhibit B hereto (the "Senior Subordinated Term Street"; together with the Senior Term Sheet, the "Term Sheets").

          CSFB reserves the right and intends, prior to or after the execution of the definitive documentation with respect to the Facilities (the "Facilities Documents"), to syndicate all or a portion of its commitments to one or more financial institutions (such financial institutions, together with CSFB, the "Lenders") identified by CSFB in consultation with, and reasonably acceptable to, you, which Lenders will become parties to the Facilities Documents. It is agreed that CSFB will act as the sole administrative agent and advisor for, and sole arranger and syndication manager of, the Facilities and that no additional agents or co-agents or co-arrangers will be appointed without the prior written consent of CSFB. CSFB hereby acknowledges that its commitment to provide the Facilities is not subject to the completion of a successful syndication of the Facilities; provided, however, that (i) the foregoing acknowledgment by CSFB
            --------  -------
shall not affect the application or interpretation of any of the terms and conditions set forth or referred to herein (including, without limitation, the conditions set forth in Exhibit C attached hereto) or the discretion or ability of CSFB to exercise any rights, powers or actions available to it set forth or referred to herein (including, without limitation, as set forth in the exhibits attached hereto), and (ii) the inability of CSFB to successfully syndicate any of the Facilities (A) may be considered in determining whether any of the other terms and conditions set forth or referred to herein (including, without limitation, the conditions set forth in Exhibit C attached hereto) have been complied with or satisfied, in CSFB's reasonable judgment, and (B) shall be a factor in CSFB's discretion to exercise any rights, powers or actions available to it set forth or referred to herein (including, without limitation, as set forth in the exhibits attached hereto).

          CSFB also reserves the right to require Company to issue, in lieu of the Senior Subordinated Facility (and, at the option of CSFB in lieu of all or a portion of the Senior Facilities) high-yield debt securities (the "Alternative Securities"); provided that such issuances shall be made in consultation with,
              --------
and with the consent of, the Investors and Company, not to be unreasonably withheld, it being understood that (x) the issuance of Alternative Securities in an amount equal to at least $40 million (with any excess thereof being applied solely to reduce the total amount of the Senior Facilities) in lieu of the Senior Subordinated Facility shall be deemed to satisfy any condition precedent to the Senior Facilities relating to the funding of the Senior Subordinated Facility and (y) except as provided in this paragraph, the issuance of Alternative Securities is not a condition for the obligations of CSFB hereunder.

          In addition, CSFB also reserves the right to employ the services of Credit Suisse First Boston Corporation ("CSFBC") in providing services incidental to the provision of the Senior Subordinated Facility or the Alternative Securities and any resale or refinancing of the Senior Subordinated Loans (as defined in the Senior Subordinated Term Sheet), and you agree that, solely in connection with the provision of such services, CSFB and CSFBC may share with each other any confidential or other information relating to the Investors and the Company and its subsidiaries and their respective affiliates as from time to time they may possess.

          CSFB will manage all aspects of the syndication, including decisions as to the selection of institutions to be approached and when they will be approached, when their commitments will be accepted, which institutions identified by us in consultation with, and reasonably acceptable to you and the Company, will participate in the allocations of the commitments among the Lenders and the amount and distribution of fees among the Lenders. The Investors understand that the Senior Facilities and the Senior Subordinated Facility will be separately syndicated. You agree to assist CSFB in forming any such syndicate and to provide the potential Lenders, promptly upon request, with all information reasonably requested by them to complete successfully the syndication, including but not limited to (a) an information package, including a Confidential Information Memorandum for each of the Facilities and other marketing materials for delivery to potential Lenders and participants, and (b) all information and projections prepared by you or your advisors relating to the Transactions. You also agree to participate in, and to make appropriate senior officers and representatives of the Investors, available (and to use commercially reasonable efforts to make senior officers and representatives of Company available) to participate in, informational meetings for potential Lenders and participants at such times and places as CSFB may reasonably request and to use commercially reasonable efforts to ensure that CSFB's syndication efforts materially benefit from the Investors and the Company's existing lending relationships.

          The Investors represent and warrant and covenant that, to the best of their knowledge:

          (a) all written information (other than financial projections) which has been or is hereafter furnished to CSFB by you or any of your representatives in connection with the Transactions is complete and correct as of the date thereof in all material respects and does not contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements contained therein not misleading in light of the circumstances under which such statements were or are made; and

          (b) all financial projections that have been or are hereafter prepared by you or on your behalf and made available to CSFB have been or will be prepared in good faith based upon what you believe to be reasonable assumptions (it being understood that such projections are subject to significant uncertainties and contingencies, many of which are beyond your, or the Company's, control and that no assurance can be given that the projections will be realized).

The Investors agree to supplement the information and projections referred to in clauses (a) and (b) above from time to time until completion of the syndication so that the representations and warranties in the preceding sentence remain correct without regard to when such information and projections were furnished. In arranging and syndicating the Facilities, CSFB will be entitled to use and rely on such information and projections without independent verification thereof.

          In connection with the syndication of the Facilities, CSFB may, in its discretion, allocate to other Lenders portions of any fees payable to CSFB in connection with the Facilities. You agree that neither you nor the Company nor any of your or its affiliates will pay to any Lender any compensation or titles of any kind for its participation in the Facilities except as expressly provided for in this letter or in the fee letter dated the date hereof between you and CSFB (the "Fee Letter").

          The Investors agree, jointly and severally, to (or to cause Company to) reimburse CSFB and its affiliates, upon request made from time to time, for their reasonable out-of-pocket fees and expenses incurred in connection with the preparation, execution and delivery of this letter, the Fee Letter, the Warrant Letter (as defined below) and the Facilities Documents and the activities thereunder or contemplated thereby, including without limitation syndication expenses (other than fees allocated in accordance with the preceding paragraph) and the reasonable fees and expenses of Skadden, Arps, Slate, Meagher & Flom LLP and such other outside counsel and advisors to CSFB and its affiliates approved by you (such approval not to be unreasonably withheld) payable on the earlier of
(i) the date the commitment of CSFB hereunder is terminated or (ii) the Closing Date. Notwithstanding the foregoing, in the event the Recapitalization is not consummated, the Investors shall only be obligated to reimburse the foregoing fees and expenses of CSFB to the extent the Investors are reimbursed therefore by the Company.

          The Investors also agree, jointly and severally, to (or to cause the Company to) indemnify and hold harmless CSFB and each other Lender, their respective affiliates and each of their respective directors, officers, employees, agents and advisors (each, an "Indemnified Party"), from and against any and all claims, damages, liabilities (including securities law liabilities), losses and expenses, including reasonable fees, expenses and disbursements of counsel, which may be incurred by or asserted against an Indemnified Party in connection with CSFB's or any Lender's commitment or participation in the transactions contemplated by this letter, the Facilities or any related matter or any investigation, litigation or proceeding in connection therewith and whether or not the Recapitalization is consummated or the Facilities are drawn upon, except to the extent such claim, damage, loss, liability or expense is found to have resulted from such Indemnified Party's own bad faith, gross negligence or willful misconduct; provided, however, that in connection with any
                                  --------  -------
such third party claim, you shall not be responsible for, or required to hold harmless any Indemnified Party from and against, the reasonable fees, expenses and disbursements of more than one counsel for all of the Indemnified Parties taken together, except to the extent any such Indemnified Party requires its own counsel in order to be adequately represented in the reasonable judgment of such Indemnified Party. No Indemnified Party shall be responsible or liable to any other party hereto or any other person for consequential damages that may be alleged as a result of this letter or the breach of any party's obligations hereunder.

          The Investors also hereby agree, in accordance with the terms of a separate letter dated the date hereof between you and CSFB (the "Warrant Letter"), to make available to CSFB and the holders of Senior Subordinated Loans, Exchange Notes or Alternative Securities, as the case may be, warrants to acquire equity in the Company to assist in the syndication of the Senior Subordinated Loans, Exchange Notes or Alternative Securities.

          The Investors also hereby agree that CSFB shall be entitled, (i) with your consent, not to be unreasonably withheld, to change the structure, terms, or amounts, and (ii) in CSFB's reasonable judgment, to change the pricing, in each case, of any or all of the facilities comprising the Senior Facilities, the Senior Subordinated Facility or the Exchange Notes if CSFB determines that such changes are necessary to insure the successful syndication of the Senior Facilities or the Senior Subordinated Facility, as the case may be; provided that the total amount of the Facilities remains unchanged.

          This letter is delivered to you on the understanding that neither this letter nor any other agreement between us related to this letter or the Transactions, including the Term Sheets, the other exhibits hereto, the Fee Letter, the Warrant Letter and the letter of even date herewith regarding the engagement of CSFBC with respect to the financing and structure of the Transactions (the "Engagement Letter"), nor any of their terms or substance shall be disclosed, directly or indirectly, to any other person except (a) to your officers, directors, agents and advisors who are directly involved in the consideration of this matter (and then only on a confidential basis) or (b) as may be compelled in a judicial or administrative proceeding or as otherwise required by law (in which case you agree to inform us promptly thereof); provided, however, that you may disclose (and then only on a confidential basis)
--------  -------
this letter, the term sheets and the other exhibits hereto and their terms and substance (but not the Fee Letter, the Warrant Letter or the Engagement Letter or their respective terms and substance) to the Company and its officers, directors agents and advisors who are directly involved in this matter so long as they agree to the confidentiality requirements of this letter, upon your acceptance of this letter; provided, further, that you may disclose (and then
                           --------  -------
only on a confidential basis) the Fee Letter and its terms and substance solely to Board of Directors of the Company and its legal counsel so long as they agree to the confidentiality requirements of this letter, upon your acceptance of this letter and the Fee Letter.

          Our offer to provide the Facilities will terminate at 5:00 P.M., New York time, (i) on December 24, 1999, unless on or before that time you accept this letter by signing and returning an enclosed counterpart of this letter, the Fee Letter, the Warrant Letter and the Engagement Letter and (ii) if so accepted by you on or prior to such time, on April 30, 2000. Subject to the immediately succeeding sentence, your obligations with respect to indemnification and confidentiality shall remain in full force and effect, regardless of any termination of the commitment of CSFB made hereunder. You agree to cause the Company to become a party to this letter, the Fee Letter, the Warrant Letter and the Engagement Letter on the date that the Recapitalization is consummated and thereby assume your obligations thereunder, at which time the Investors shall be released from such obligations.

          This letter is intended to be solely for the benefit of the parties hereto and is not intended to confer any benefits upon, or create any rights in favor of, any person other than the parties hereto. This letter and CSFB's commitments hereunder may not be assigned by you without the prior written consent of CSFB, and any attempted assignment without such consent shall be void. CSFB's commitments hereunder may be assigned by CSFB to any of its affiliates or any Lender. Any such assignment to an affiliate shall not relieve CSFB from any of its obligations hereunder unless and until the Facilities Documents with respect to such assigned commitment shall have been executed and delivered by the parties thereto, but any assignment to a Lender shall be by novation and shall release CSFB from its commitment hereunder pro tanto. This
                                                              --- -----
letter may not be amended or modified or any provision hereof waived except in writing signed by you and CSFB. This letter shall be governed by and construed in accordance with the internal laws of the State of New York without giving effect to the conflicts of laws principles thereof. This letter may be executed in any number of counterparts, each of which when so executed and delivered shall be deemed an original and all of which together shall constitute one and the same instrument. Delivery of an executed counterpart of a signature page of this letter by facsimile transmission shall be effective as delivery of a manually signed counterpart hereof.

               [Remainder of this page intentionally left blank]

          We appreciate the opportunity to assist you in this very important transaction.

                              Very truly yours,

                              CREDIT SUISSE FIRST BOSTON


                              By: /s/ Christopher Cunningham
                                 -----------------------------
                                 Name: Christopher Cunningham
                                 Title: Director


                              By: /s/ Richard Carey
                                 --------------------------
                                 Name: Richard Carey
                                 Title: Director

ACCEPTED AND AGREED TO AS OF
THE DATE FIRST WRITTEN ABOVE,

BAIN CAPITAL, INC.


By:  /s/ Joseph Pretlow
    ---------------------------
    Name:
    Title:

                                                                       EXHIBIT A

                               V.D.I. MultiMedia
                               -----------------
                       Senior Secured Credit Facilities
                       --------------------------------
                  Summary of Principal Terms and Conditions
                  -----------------------------------------

Borrower:                              V.D.I. MultiMedia, Inc., a Delaware corporation
--------                               (the "Company"), currently a wholly-owned
                                       subsidiary of V.D.I. MultiMedia, a California
                                       corporation  (the "Parent Company").  Prior to
                                       consummation of the Recapitalization, the
                                       Company will be merged with and into the Parent
                                       Company with the Company as the surviving
                                       corporation.


Recapitalization:                      Pursuant to an Agreement and Plan of Merger
----------------                       (the "Recapitalization Agreement"), a
                                       corporation to be established by the Investors
                                       will merge (the "Merger") into the Company in a
                                       transaction (the "Recapitalization") that is
                                       intended to provide for recapitalization
                                       accounting treatment, all substantially in
                                       accordance with the provisions of the
                                       Recapitalization Agreement and the sources and
                                       uses set forth in Annex II attached hereto.  In
                                       connection with the Recapitalization, (a) the
                                       Company will obtain the senior secured credit
                                       facilities (the "Senior Facilities") as
                                       described below under the caption "Senior
                                       Facilities" in an aggregate principal amount of
                                       $110 million; (b) an equity contribution of
                                       approximately $65 million will be made to the
                                       Company by the Investors  (c) the Company will
                                       obtain senior subordinated financing
                                       structured, arranged and syndicated by CSFB
                                       (the "Senior Subordinated Facility") of

--------------------------------
    /1/ All capialized terms used but not defined herein have the meanngs given to them in the Commitment Letter to which this term sheet is attached.

                                       $40 million; (d) the Company will pay
                                       reasonable fees and expenses
                                       (including, without limitation, reasonable
                                       fees of outside counsel) in connection
                                       with the foregoing in an amount
                                       not to exceed approximately $14.0 million and
                                       (e) the Company will refinance certain existing
                                       indebtedness in an aggregate principal amount
                                       of approximately $30 million (the
                                       Recapitalization, the Merger, the equity
                                       investment by the Investors and management, the
                                       existing shareholder rollover equity and the
                                       foregoing transactions are collectively
                                       referred to herein as the "Transactions").


Sources and Uses:                      The approximate sources and uses of funds
----------------                       necessary to consummate the Transactions are
                                       set forth on Annex II attached hereto.


Agent:                                 CSFB will act as administrative agent (the
-----                                  "Agent") for a syndicate of financial
                                       institutions identified by CSFB in consultation
                                       with, and reasonably acceptable to, the Company
                                       (the "Lenders"), and will perform the duties
                                       customarily associated with such role.


Advisor and Arranger:                  CSFB will act as advisor and arranger for the
--------------------                   Senior Facilities (the "Arranger"), and will
                                       perform the duties customarily associated with
                                       such roles.


Senior Facilities:                     (A)  Senior secured term loan facility in an
-----------------                           aggregate principal amount of up to $65.0
                                            million (the "Term Facility'').

                                       (B)  Senior secured revolving credit facility
                                            (the "Revolving Facility") in an amount equal
                                            to $45.0 million, of which up to an amount

                                            to be agreed upon will be available in the
                                            form of letters of credit.


Purpose:                               (A)  The proceeds of the Term Facility will be
-------                                     used by the Company on the date of the initial
                                            funding under the Senior Facilities (the
                                            "Closing Date"), together with the proceeds of
                                            the Senior Subordinated Facility and all of the
                                            equity sources solely (i) to finance the
                                            Purchase Price, (ii) to repay the existing
                                            indebtedness and (iii) to pay related fees
                                            and expenses.

                                       (B)  The proceeds of loans under the Revolving
                                            Facility in an amount not to exceed
                                            approximately $17.2 million may be used,
                                            together with the proceeds of the Equity
                                            Contribution and the Senior Subordinated
                                            Facility to finance the Recapitalization, repay
                                            existing indebtedness and pay related fees and
                                            expenses.  The proceeds of any subsequent
                                            borrowings under the Revolving Facility will be
                                            used for general corporate purposes.

                                       (C)  Letters of credit will be used by the
                                            Company solely for general corporate purposes.


Availability:                          (A)  Loans under the Term Facility will be made
------------                                available only on the Closing Date.  Such
                                            loans, once repaid may not be reborrowed.

                                       (B)  Loans under the Revolving Facility will be
                                            available at any time prior to the final
                                            maturity of the Revolving Facility. Amounts


                                            repaid under the Revolving Facility may be
                                            reborrowed.
                                       (C)  Letters of Credit will be available at any
                                            time before the fifth business day prior to the
                                            final maturity of the Revolving Facility.


Default Rate:                          The applicable interest rate plus 2% per annum
------------                           (charged only at the written election of the
                                       Lenders and only for amounts in payment
                                       default).


Letters of Credit:                     Letters of credit under the Revolving Facility
-----------------                      will be issued by a New York-based Lender, as
                                       issuing bank (in such capacity, the "Issuing
                                       Bank"), agreed upon by the Company and the
                                       Agent. Each letter of credit shall expire no
                                       later than the earlier of (a) 12 months after
                                       its date of issuance (but may, under terms to
                                       be agreed upon, be automatically renewed) and
                                       (b) the fifth business day prior to the final
                                       maturity of the Revolving Facility.

                                       Drawings under any letter of credit shall be
                                       reimbursed by the Company on the same business
                                       day. To the extent that the Company does not
                                       reimburse the Issuing Bank on the same business
                                       day, the Lenders shall be irrevocably obligated
                                       to reimburse the Issuing Bank pro rata based
                                       upon their respective Revolving Facility
                                       commitments, with the amount of such
                                       reimbursement payment being deemed to be a
                                       drawing under the Revolving Facility.

                                       The issuance of all letters of credit shall be
                                       subject to the customary procedures of the
                                       Issuing Bank.


Final Maturity and                     (A)  Term Facility
------------------                          -------------
Commitment                                  Loans made under the Term Facility ("Term
----------                                  Loans") will mature on the seventh anniversary,
Reductions:                                 of the Closing Date, and will amortize in equal
----------                                  quarterly installments in the aggregate annual
                                            amounts (expressed as a percentage of the
                                            original principal amount thereof) as set forth
                                            below:

                              ===============================
                              Year                     Term
                                                       Loan
                              ===============================
                                1                       1%
                              -------------------------------
                                2                       1%
                              -------------------------------
                                3                       1%
                             --------------------------------
                                4                       1%
                             --------------------------------
                                5                       1%
                             --------------------------------
                                6                      47.5%
                             --------------------------------
                                7                      47.5%
                             ================================


                                       (B)  Revolving Facility
                                            ------------------

                                            The Revolving Facility will mature on the
                                            fifth anniversary of the Closing Date.


Guarantees:                            All obligations of the Company under the
----------                             Senior Facilities will be unconditionally
                                       guarantteed by (i) each existing and
                                       subsequently acquired or organized domestic
                                       subsidiary of the Company, and (ii) if there
                                       is a parent holding company of the

                                       Company,  such parent holding company (in which
                                       case, the capital stockof the Company held
                                       by such parent holding company shall be
                                       pledged as Collateral as provided  below).


Security:                              The Senior Facilities and the related
--------                               guarantees will be secured by substantially
                                       all the assets of the Company and each
                                       existing and subsequently acquired or
                                       organized domestic subsidiary of the Company
                                       (collectively, the "Collateral"), including
                                       but not limited to (a) a first priority pledge
                                       of all the capital stock of each existing and
                                       subsequently acquired or organized domestic
                                       subsidiary of the Company (65% of material
                                       foreign subsidiaries of the Company) and (b)
                                       perfected first priority (subject to customary
                                       exceptions) security interests in, and
                                       mortgages on, substantially all tangible and
                                       intangible assets of the Company and each
                                       existing and subsequently acquired or
                                       organized domestic subsidiary of the Company
                                       (including but not limited to accounts
                                       receivable, inventory, general intangibles,
                                       intellectual property, real property, cash and
                                       proceeds of the foregoing).

                                       All the above-described pledges, security
                                       interests and mortgages shall be created on
                                       terms, and pursuant to documentation,
                                       reasonably satisfactory to the Lenders and the
                                       Company, and, subject to limited customary
                                       exceptions to be agreed upon, none of the
                                       Collateral shall be subject to any other
                                       pledges, security interests or mortgages.


Interest Rates                         As set forth on Annex I hereto.
--------------
and Fees:
--------

Mandatory                              Loans under the Term Facility shall be prepaid
---------                              with (a) commencing with the 2001 fiscal year,
Prepayment:                            50% of Consolidated Excess Cash Flow (to be
----------                             defined) for each fiscal year so long as the
                                       Leverage Ratio (as defined below) is greater
                                       than or equal to 2.5:1 (provided that in
                                                               --------
                                       marketing and syndicating the Senior
                                       Facilities, such Leverage Ratio shall
                                       initially be stated to be 3.0:1 and may be
                                       included (in lieu of  a Leverage Ratio equal
                                       to 2.5:1) in definitive documentation only if
                                       CSFB determines in its reasonable judgment
                                       that a Leverage Ratio equal to 2.5:1 is not
                                       required to successfully syndicate the
                                       Facilities), (b) 100% of the net cash proceeds
                                       of all non-ordinary-course asset sales or
                                       other dispositions of property by the Company
                                       and its subsidiaries (including insurance and
                                       condemnation proceeds), subject to exceptions
                                       to be agreed upon (including the right to
                                       reinvest such proceeds in the Company's
                                       business under certain circumstances), (c)
                                       100% of the net cash proceeds of issuances of
                                       debt obligations of the Company and its
                                       subsidiaries, subject to exceptions (including
                                       the Senior Subordinated Facility) to be agreed
                                       upon, and (d) 50% of the net cash proceeds of
                                       issuances of equity securities of the Company
                                       and its subsidiaries, subject to exceptions to
                                       be agreed upon, so long as the Leverage Ratio
                                       is greater than or equal to 3.0:1.


Voluntary Prepayment:                  Voluntary prepayments will be permitted in
--------------------                   whole or in part, at the option of the
                                       Company, in minimum principal amounts to be
                                       agreed upon, without premium or penalty, other
                                       than payment of breakage costs (excluding
                                       profits and Applicable Margins) and
                                       reimbursement of the Lenders' actual
                                       re-employment costs in the case of prepayment
                                       of Adjusted LIBOR borrowings other than on the
                                       last

                                       day of the relevant Interest Period (such breakage costs and re-employment costs, collectively "Breakage Costs").


Application of                         Voluntary and mandatory prepayments shall be
--------------                         made, without premium or penalty (but with
Prepayments:                           Breakage Costs (as defined above), and shall
-----------                            be applied to the Term Loans first, to
                                                                    -----
                                       amortization payments on the Loans due during
                                       the immediately succeeding twelve month period
                                       as directed by the Company, and second, pro
                                                                       ------
                                       rata to the remaining amortization payments of
                                       such Term Loans;


Representations                        Usual for facilities and transactions of this
---------------                        type and others to be agreed upon by the Agent
and Warranties:                        and the Company (the Company's agreement not
--------------                         to be unreasonably withheld), including but
                                       not limited to accuracy of financial
                                       statements; no material adverse change;
                                       absence of litigation; no violation of
                                       agreements or instruments; compliance with
                                       laws (including employee benefits, margin
                                       regulations and environmental laws); payment
                                       of taxes; ownership of properties; solvency;
                                       effectiveness of regulatory approvals; labor
                                       matters; environmental matters; accuracy of
                                       information; and validity, priority and
                                       perfection of security interests in the
                                       Collateral, in each case, if appropriate as
                                       reasonably determined by CSFB, subject to
                                       certain materiality qualifications reasonably
                                       acceptable to CSFB.


Conditions Precedent                   The obligations of CSFB and the Lenders to
--------------------                   make the Senior Facilities available on the
to Initial Borrowing:                  Closing Date are subject to the satisfaction
--------------------                   or waiver of the

                                       conditions set forth in Exhibit C to the Commitment Letter.

                                       Subject to the foregoing, the Lenders shall
                                       make the initial Loans available to the
                                       Company on the Closing Date bearing interest
                                       at Adjusted LIBOR (with an interest period of
                                       one month until syndication of the Senior
                                       Facilities, as determined by CSFB, has been
                                       substantially completed) plus the then
                                       Applicable Margin so long as, on or prior to
                                       the day that is three days prior to the
                                       Closing Date, the Company shall have delivered
                                       to CSFB, the other Lenders and the Agent an
                                       executed indemnity for any Breakage Costs with
                                       respect to such Loans that is in form and
                                       substance reasonably satisfactory to CSFB, the
                                       other Lenders and the Agent.

Affirmative                            Usual for facilities and transactions of this
-----------                            type and others to be agreed upon by the
Covenants:                             Company and the Agent (the Company's agreement
---------                              not to be unreasonably withheld) (to be
                                       applicable to the Company and its subsidiaries),
                                       including, but not limited to, maintenance of
                                       corporate existence and rights; performance of
                                       obligations; delivery of audited financial,
                                       statements other financial information and notices
                                       of default and litigation; maintenance of
                                       properties in good working order; maintenance
                                       of reasonably satisfactory insurance; compliance
                                       with laws; inspection of books and properties;
                                       further assurances; and payment of taxes.

Negative Covenants:                    Usual for facilities and transactions of this
------------------                     type and others to be agreed upon by the
                                       Company and the Agent (the Company's agreement
                                       not to be

                                       unreasonably withheld) (to be applicable to the
                                       Company and its subsidiaries), including, but not
                                       limited to, limitations on dividends on, and
                                       redemptions and repurchases of,  capital stock;
                                       limitations on prepayments, redemptions  and
                                       repurchases of subordinated debt; limitations
                                       on liens and sale-leaseback; transactions
                                       limitations on loans and  investments;
                                       limitations on debt; limitations on asset
                                       sales, mergers and acquisitions (with
                                       exceptions for certain acquisitions so
                                       long as (i) no Default or Event of Default
                                       is then continuing or would result therefrom,
                                       (ii) after giving effect thereto, the
                                       Company is in pro forma compliance with each
                                       of the financial covenants assuming that
                                       the maximum Leverage Ratios were 0.25x lower
                                       (provided that in marketing and syndicating
                                        --------
                                       the Senior Facilities, such assumption shall
                                       initially not be included and may be omitted
                                       from definitive documentation only if CSFB
                                       determines in its reasonable judgment that
                                       such assumption is not required to
                                       successfully syndicate the Facilities), and
                                       (iii) after giving effect thereto, the  pro
                                       forma EBITDA attributable to the acquired
                                       company does not exceed 25% of the pro forma
                                       consolidated EBITDA of the Company and its
                                       Subsidiaries); limitations on transactions
                                       with affiliates; limitations on changes in
                                       business conducted; limitations on amendment
                                       of debt and other material agreements; and
                                       limitations on capital expenditures.

                                       Pro forma compliance with all financial
                                       covenants and their components shall be
                                       determined on a basis consistent with Article
                                       11 of Regulation S-X under the Securities Act
                                       of 1933, as amended from time to time,
                                       together with such other pro forma adjustments
                                       as may be reasonably acceptable to the
                                       Administrative Agent.

Selected Financial                     The credit agreement relating to the Senior
------------------                     Facilities (the "Credit Agreement") will
Covenants:                             contain financial covenants determined on a
---------                              consolidated basis with respect to the Company
                                       and its subsidiaries (with definitions of
                                       financial terms and levels to be agreed upon),
                                       consisting of (a) maximum ratio of Total Debt
                                       to EBITDA ("Leverage Ratio"), (b) minimum
                                       ratio of EBITDA to Interest Expense ("Interest
                                       Coverage Ratio"), (c) minimum EBITDA and (d) a
                                       capital expenditures covenant.


Events of Default:                     Usual for facilities and transactions of this
-----------------                      type (with customary cure periods) and others
                                       to be agreed upon by the Company and the Agent
                                       (the Company's agreement not to be
                                       unreasonably withheld), including but not
                                       limited to nonpayment of principal or
                                       interest, violation of covenants,
                                       incorrectness of representations and
                                       warranties in any material respect, cross
                                       default and cross-acceleration, bankruptcy,
                                       material judgments, employee benefits, actual
                                       or asserted invalidity of the guarantees or
                                       the security documents and Change in Control
                                       (the definition of which will be agreed upon).


Voting:                                Amendments and waivers of the Credit Agreement
-------                                and the other definitive credit documentation
                                       will require the approval of the Company
                                       and Lenders  holding more than 50% of
                                       the aggregate amount of the loans and
                                       commitment under the Senior Facilities
                                       (the "Required Lenders"), except that the
                                       consent of each Lender adversely affected
                                       thereby  shall be required with  respect
                                       to (a) increases in such Lender's
                                       commitments, (b) reductions of principal,

                                       interest or fees, (c) extensions of scheduled
                                       amortization or final maturity and
                                       (d) releases of all or substantially
                                       all of the Collateral or certain guarantors
                                       (except where the release of  Collateral or
                                       a guarantor is made pursuant to a
                                       transaction approved by Required Lenders
                                       or otherwise permitted by the Loan Documents).


Cost and Yield                         Usual for facilities and transactions of this
--------------                         type on terms to be agreed upon. In addition, the
Protection:                            Company will obtain interest rate hedging on not
----------                             less than 30% of outstandings under the Term Facility
                                       for a period of at least two years, in form
                                       and substance reasonably satisfactory to Agent
                                       and Company.


Assignments and                        The Lenders will be permitted to assign loans
---------------                        and commitments to other financial
Participations:                        institutions in minimum amounts of $2.5
--------------                         million without restriction (other than with
                                       the approval of the Company (not to be
                                       unreasonably withheld) in the case of
                                       assignments occurring when no Event of Default
                                       exists to any person other than a Lender or an
                                       affiliate of the assignor).  The Agent will
                                       receive a processing and recordation fee of
                                       $3,500, payable by the assignor and/or the
                                       assignee, with each assignment. Assignments
                                       will be by novation.

                                       The Lenders will be permitted to participate
                                       loans and commitments to other financial
                                       institutions without restriction. Voting
                                       rights of participants shall be limited to
                                       matters in respect of (a) reductions of
                                       principal, interest or fees, (b) extensions of
                                       scheduled amortization or final maturity and
                                       (c) releases of all or substantially all of
                                       the Collateral or certain guarantors (except
                                       where the release of collateral or a guarantor
                                       is

                                       made pursuant to a transaction approved by
                                       the Required Lenders or otherwise permitted by
                                       the Loan Documents).


Expenses and                           In addition to those reasonable out-of-pocket
------------                           expenses reimbursable under the Commitment
Indemnification:                       Letter, all reasonable out-of-pocket costs of
---------------                        the Agent (and, in the case of enforcement
                                       costs and documentary taxes, the Lenders)
                                       associated with the Senior Facilities are to
                                       be paid by the Company.

                                       The Company will indemnify the Arranger, the
                                       Agent, the Lenders and their respective
                                       officers, directors, employees, affiliates and
                                       agents collectively ("indemnified persons")
                                       and hold them harmless from and against all
                                       reasonable costs, expenses (including
                                       reasonable fees, disbursements and other
                                       charges of counsel) and liabilities of any
                                       such indemnified person arising out of or
                                       relating to those matters set forth in the
                                       Commitment Letter, including, without
                                       limitation, any claim or any litigation or
                                       other proceedings (regardless of whether any
                                       such indemnified person is a party thereto)
                                       that relate to the Transactions or any
                                       transactions connected therewith, provided
                                                                         --------
                                       that none of the indemnified persons will be
                                       indemnified for its bad faith, gross
                                       negligence or willful misconduct.


Counsel for the Arranger              Skadden, Arps, Slate, Meagher & Flom LLP
------------------------
and the Agent:
-------------


Governing Law                         New York.
-------------
and Forum:
---------

                                                                         ANNEX I
                                                                    TO EXHIBIT A


                             Interest Rates and Fees
                             -----------------------

Interest Rates:              The interest rates under the Senior Facilities
--------------               will be, at the Company's option, either the Base
                             Rate or the Adjusted LIBOR plus, in each case, the Applicable Margin. The Applicable Margin shall be initially as set forth in the following table, and subsequently, as set forth below under the caption
                             "Changes in Commitment Fees and Interest Rates":

                             ==================================================
                                             Applicable Margin
                             --------------------------------------------------
                                                                     Adjusted
                                                   Base Rate          LIBOR
                             --------------------------------------------------
                             Revolving Facility      2.50%             3.50%
                             --------------------------------------------------
                             Term Loans              3.00%             4.00%
                             ==================================================

                             The Company may elect interest periods of 1, 2, 3, 6 months (or, if generally made available by all Lenders, 2 weeks or 9-or 12-months) for Adjusted LIBOR borrowings.

                             Calculation of interest shall be on the basis of actual days elapsed in a year of 360 days (or 365 or 366 days, as the case may be, in the case of Base Rate loans based on the Prime Rate) and interest shall be payable at the end of each interest period and, for interest periods of six months or longer, at least every 3 months.

                                     A-I-1

                             The Base Rate will be defined as the higher of the Agent's prime lending rate and the rate 1/2 of 1% in excess of the Federal funds effective rate.

                             Adjusted LIBOR will at all times include statutory reserves.

Letter of Credit Fee:        A per annum participation fee equal to the spread
--------------------         over Adjusted LIBOR from time to time in effect for
                             loans under the Revolving Facility will accrue on the aggregate face amount of outstanding letters of credit under the Revolving Facility, payable in arrears at the end of each quarter and upon the termination of the Revolving Facility, in each case for the actual number of days elapsed over a 360-day year. Such fees shall be distributed to the Lenders pro rata in accordance with the amount of each such Lender's Revolving Facility commitment.
                             In addition, the Issuing Bank shall receive a fronting fee equal to 0.25% per annum on all outstanding letters of credit, payable quarterly in arrears.

Commitment Fees:             Initially, 0.50% per annum of the undrawn portion
---------------              of the commitments in respect of the Revolving
                             Facility (subject to reduction as set forth below under the caption "Changes in Commitment Fees and Interest Rates''), commencing to accrue upon the execution and delivery of the Credit Agreement and payable quarterly in arrears and upon the termination of any commitment.

Tax Gross Up:                All payments shall be made without withholding or
------------                 deduction for, or on account of, any present or
                             future taxes or duties imposed or levied by or on behalf of any governmental taxing authority or, if any such withholding or deductions are required to be made by law, with the payment of such additional amounts as will

                                     A-I-2
                             result in holders receiving such amounts as they would have received had no such withholding or reduction been required. In connection with its becoming a party to the Credit Agreement, each Lender shall deliver such forms regarding the applicability of U.S. withholding taxes to it as are usual for facilities of this type. In addition, each Lender, at the cost and expense of the Company, shall agree, on customary terms, to take such actions to mitigate withholdings taxes as are not adverse to it in its sole judgment.

Changes in                   Commencing the date of delivery of the first
----------                   quarterly financial statements after the Closing
Commitment Fees and          Date, so long as no event of default shall have
-------------------          occurred and be continuing, Applicable Margins in
Interest Rates:              respect of Loans and commitment fees under the
--------------               Senior Facilities will be determined by reference
                             to the Leverage Ratio as set forth in a performance pricing grid to be determined.

                             The Applicable Margin for any Base Rate Loan shall be equal to (i) the Base Rate plus the then Applicable Margin for that tranche of Adjusted LIBOR Loan, minus (ii) 1.00%.

                             Commencing the date of delivery of the first quarterly financial statements after the Closing Date, the commitment fees with respect to the undrawn portion of the commitments in respect of the Revolving Facility will be determined by reference to the Leverage Ratio as set forth in a performance pricing grid to be determined.

                             The Leverage Ratio shall be determined as at the last day of each fiscaL quarter; changes in interest rates and commitment fees resulting from changes in such ratio shall become effective on the first day on which the financial statements covering the quarter-end date as of which such ratio is computed are available.


                                     A-I-3

                                                                        ANNEX II
                                                                    TO EXHIBIT A

                           Sources and Uses of Funds
                           -------------------------
                                 (in millions)
                         (all figures are approximate)

Uses of Funds                                Sources of Funds
-------------                                ----------------
Purchase Price of                            Cash On Hand
Equity and Equity              149.0                                               0
Options
                                             Revolving Facility/1/              17.2

Transaction Expenses
                                14.0         Term Facility                      65.0

                                             Senior Subordinated                40.0
                                             Facility

Repayment of                    30.0         Investor Equity                    65.0
Indebtedness                                 Contribution

                                             Management Equity                TBD/2/
                                             Contribution

                                             Rollover Equity                  TBD/3/

Total Uses                    $193.0         Total Sources                    $193.0

-----------------------------
   /1/ $45.0 million Revolving Facility of which approximately $17.2 million will be drawn at Closing.

   /2/ The amount of the Management Equity will be determined as soon as reasonably practicable and shall be in an amount reasonably acceptable to CSFB.

   /3/ The amount of the Rollover Equity will be determined as soon as reasonably practicable. In the event that the amount of the Rollover Equity is such that the Total Sources would (a) exceed $193.0, the amount of the Revolver Facility drawn at Closing will be reduced such that the Total Sources equal $193.0, and (b) be less than $193.0, the amount of the Revolver Facility drawn at Closing will not be changed but either the Investor Equity Contribution or the Management Equity Contribution or a combination of both such equity contributions will be increased such that the Total Sources equal $193.0.


                                    A-II-1

                                                                       EXHIBIT B


                         Senior Subordinated Facility
                         ----------------------------
                 Summary of Principal Terms and Conditions/1/
                 -----------------------------------------



Arranger and                 Credit Suisse First Boston ("CSFB" or the "Agent").
------------
Administrative Agent:
--------------------

Lenders:                     A syndicate of lenders (the "Lenders") identified
-------                      in consultation with and reasonably acceptable to
                             the Company. At the option of CSFB, the Senior
                             Subordinated Loans may be sold to "qualified institutional buyers" as defined in Rule 144A of the Securities Act of 1933 and otherwise in compliance with Rule 144A. In such event, Company shall fully cooperate with CSFB to consummate such sale.

Borrower:                    V.D.I. MultiMedia, Inc., a Delaware corporation
--------                     (the "Company"), currently a wholly-owned
                             subsidiary of V.D.I. MultiMedia, a California corporation (the "Parent Company"). Prior to consummation of the Recapitalization, the Company will be merged with and into the Parent Company with the Company as the surviving corporation.

Amount:                      $40 million aggregate principal amount.
------

Rank:                        The loans to be made hereunder by each of the
----                         Lenders

-------------------------

     /1/ All capitalized terms used but not defined herein have the meanings given to them in the Commitment Letter to which this term sheet is attached.

                             (the"Senior Subordinated Loans") will be senior subordinated, unsecured debt of the Company, subordinated in right of payment to the Senior Facilities (as defined in the Commitment Letter) and to all other existing and future senior indebtedness of the Company pursuant to customary subordination and standstill provisions.

Guarantees:                  The obligations of the Company under the Senior
----------                   Subordinated Loans will be unconditionally
                             guaranteed on a senior subordinated basis by (i) each existing and subsequently organized domestic subsidiary of the Company that guarantees the Senior Facilities, and (ii) if there is a parent holding company of the Company, such parent holding company.

Use of Proceeds:             The proceeds of the Senior Subordinated Loans will
---------------              be used by the Company, together with up to $82.2
                             million of the proceeds of the Senior Facilities and the proceeds of the Equity Contribution and cash on hand at the Company, solely (i) to finance the Recapitalization, (ii) to repay the existing indebtedness and (iii) to pay related fees and expenses.

Funding:                     The Lenders will make the Senior Subordinated
-------                      Loans available on a date simultaneous with the
                             consummation of the other Transactions (the
                             "Closing Date").

Refinancing:                 The Company will use all reasonable best efforts
-----------                  to refinance the Senior Subordinated Loans as
                             promptly as practicable after the Closing Date, including, without limitation, by taking the actions described under "Affirmative
                             Covenants".

Maturity:                    The Senior Subordinated Loans will mature on the
--------                     date which is 364 days after the Closing Date (as
                             may be extended from time to time as provided
                             herein, the "Senior Subordinated Maturity Date").
                             If any Senior Subordinated Loan is not repaid in
                             in full on or prior to the Senior Subordinated
                             Maturity Date, the Lender thereof will have the
                             option at any time or from time to time to
                             receive, in exchange for such Senior Subordinated
                             Loan or portion thereof, exchange notes of the
                             Company (the "Exchange Notes") ranking pari passu
                                                                    ---- -----
                             with the Senior Subordinated Loans and having the
                             terms set forth in the term sheet attached as
                             Annex I to this Exhibit B. If any Lender does not
                             exchange its Senior Subordinated Loan for Exchange
                             Notes on the Senior Subordinated Maturity Date,
                             such Lender shall be required to extend the
                             maturity of such loan to another date selected by
                             such Lender. If, on or prior to such extended
                             maturity, such Lender does not exchange its Senior
                             Subordinated Loan, such Lender shall be required
                             again to extend the maturity of such Senior
                             Subordinated Loan to another date selected by such
                             Lender (provided, however, that such Lender shall
                                     --------  -------
                             not be required to extend the maturity of its Senior Subordinated Loans beyond the tenth anniversary of the Closing Date (the "Final
                             Maturity Date")) and this sentence shall apply to each extended maturity of its Senior Subordinated
                             Loan prior to the Final Maturity Date (it being understood that, except to the extent specifically set forth herein, the substantive economic terms of the Senior Subordinated Loans and the Exchange
                             Notes are intended to be the same). Lenders shall not be required to exchange their respective Senior
                             Subordinated Loans for Exchange Notes only upon the determination by such Lender that such exchange is prohibited by law, rule, regulation or order applicable to such Lender or that such exchange would reasonably be expected to have an adverse effect on such Lender or would otherwise be inconsistent with such Lender's business objectives.

Interest Rates:              The Senior Subordinated Loans will bear interest
--------------               at a rate equal to the greater of (a) 13.0% per
                             annum and (b) Adjusted LIBOR plus 8.00%, in either
                                                          ----
                             case, increasing by .50% at the end of each quarter
                             thereafter; provided, that (i) the interest rate on
                                         --------
                             the Subordinated Loans in effect at any time shall not exceed 18% per annum, and (ii) cash interest on the Subordinated Loans shall not exceed 16% per annum. To the extent the applicable interest rate on the Subordinated Loans is in excess of 16% per annum, such excess interest will be capitalized and added to the principal amount of the Senior
                             Subordinated Loans.

                             In no event shall the interest rate on the Senior Subordinated Loans exceed the highest lawful rate permitted under applicable law.

                             Following the Senior Subordinated Maturity Date, all outstanding Senior Subordinated Loans will accrue interest at the rate provided for the Exchange Notes in Annex I hereto.

                             Calculation of interest shall be on the basis of actual days elapsed in a year of 360.

Interest Payments:           Interest will be payable quarterly in arrears.
-----------------

Tax Gross Up:                All payments shall be made without withholding or
------------                 deduction for, or on account of, any present or
                             future taxes or duties imposed or levied by or on behalf of any governmental taxing authority or, if any such withholding or deductions are required to be made by law, with the payment of such additional amounts as will result in holders receiving such amounts as they would have received had no such withholding or reduction been required. In connection with its making or acquisition of

                             Senior Subordinated Loans, each Lender shall deliver such forms regarding the applicability of U.S. withholding taxes to it as are usual for facilities of this type. In addition, each Lender, at the reasonable cost and expense of the Company, shall agree, on customary terms, to take such actions to mitigate withholding taxes as are not adverse to it in its reasonable discretion.

Mandatory                    Subject to compliance with the Senior Facilities,
---------                    the Senior Subordinated Loans will be required to
Prepayments:                 be prepaid (subject to exceptions to be agreed
-----------                  upon) with:

                             (a) subject to exceptions to be agreed upon, 100% of the net cash proceeds of the issuance or incurrence of debt by the Company or its subsidiaries (subject to customary exceptions to be agreed on, including with respect to the Senior Facilities and certain earn-outs);

                             (b)   a percentage to be agreed on of the net
                                   cash proceeds from any issuance of equity securities of the Company or its subsidiaries in any public offering or private placement or from any capital contribution (subject to customary exceptions to be agreed on, including with respect to certain issuances to management); and

                             (c)   certain asset sales.

Optional Prepayments:        Senior Subordinated Loans may be repaid upon five
--------------------         days' prior notice to the Agent, in whole or in
                             part at the option of the Company, in a minimum principal amount and in multiples to be agreed upon, at any time on or prior to the first anniversary of the Closing Date, at the principal amount thereof, plus accrued and unpaid interest, if any, to the repayment date, and without premium or penalty at any time thereafter.

Conditions to Closing:       The obligations of CSFB and the Lenders to make
---------------------        the Senior Subordinated Loans on the Closing Date
                             are subject to the satisfaction or waiver of the conditions set forth in Exhibit C to the Commitment Letter.

Representations and          Customary for loans similar to the Senior
-------------------          Subordinated Loans and such additional
Warranties:                  representations and warranties as may be agreed
----------                   upon by the Agent and the Company, including: no
                             Default or Event of Default; absence of material adverse change; financial statements; absence of undisclosed material liabilities or material contingent liabilities; compliance with laws;
                             solvency; no conflicts with laws, charter documents or agreements; good standing; payment of taxes:
                             and ownership of properties, in each case, if appropriate as reasonably determined by CSFB, subject to certain materiality qualifications reasonably acceptable to CSFB.

Affirmative                  Customary for loans similar to the Senior
-----------                  Subordinated Loans and such others as may
Covenants:                   reasonably be required by the Agent, including:
---------                    maintenance of corporate existence and rights;
                             compliance with laws; performance of obligations;
                             maintenance of properties in good repair;
                             maintenance of appropriate and adequate insurance;
                             inspection of books and properties; payment of taxes and other liabilities; notice of defaults, litigation and other adverse action; delivery of financial statements, financial projections and compliance certificates; and further assurances.

                             In addition, the Company will agree to file a registration statement under the Securities Act or prepare an offering memorandum covering senior notes or other debt or equity securities of the Company (the "Refinancing Securities") to be issued in a public offering or private placement to refinance in full the Senior Subordinated Facility (the "Loan Refinancing") and to consummate such Loan Refinancing as soon as reasonably possible after the Closing Date in an amount sufficient to refinance all amounts outstanding under the Senior Subordinated Facility and on such terms and conditions (including interest rate, yield, redemption prices and dates) as CSFB may in its reasonable judgment determine to be appropriate in light of prevailing circumstances and market conditions and the financial condition and prospects of the Company. The indenture for the Refinancing Securities will be substantially in the form of CSFB's standard indenture for high-yield senior unsecured debt securities, modified as appropriate to reflect the terms of this transaction and the financial condition and prospects of the Company and its subsidiaries, and in form and substance reasonably satisfactory to CSFB and the Company. If any Refinancing Securities are issued in a transaction not registered under the Securities Act to effect the Loan Refinancing, all such Refinancing Securities shall be entitled to the benefit of registration rights agreements to be entered into by the Company in customary form reasonably acceptable to CSFB.

Negative Covenants:          Customary for loans similar to the Senior
------------------           Subordinated Loans and such others as may be
                             agreed upon by the Agent and the Company, including: limitations on incurrence of indebtedness (including no senior subordinated debt other than the Senior Subordinated Loans);
                             limitations on loans, liens, investments and joint ventures; limitations on guarantees or other contingent obligations; limitations on restricted payments (including dividends, redemptions and repurchases of capital stock);

                             limitations on fundamental changes (including limitations on mergers, acquisitions and asset sales); limitations on transactions with affiliates; limitations on dividend and other payment restrictions affecting subsidiaries; limitations on lines of business; limitations on amendment of indebtedness and other material documents; and limitations on prepayment or repurchase of other indebtedness.

Events of Default:           Customary for loans similar to the Senior
-----------------            Subordinated Loans and others to be agreed upon by
                             the Agent and the Company, including: nonpayment of principal, interest, fees or other amounts when due; violation of covenants; failure of any representation or warranty to be true in all material respects; cross-default and cross-acceleration; Change in Control; bankruptcy events; material judgments; ERISA; and actual or asserted invalidity of any Senior Subordinated Loan
                             Document.

Yield Protection and         Customary for facilities of this type.
--------------------
Increased Costs:
---------------

Assignments and              The Company may not assign its rights or
---------------              obligations in connection with the definitive
Participations:              documentation relating to the Participations:
--------------               Senior Subordinated Loans (the "Senior
                             Subordinated Loan Documents") without the prior written consent of all the Lenders.

                             Lenders will have the right to assign the Senior Subordinated Loans and their commitments (with, so long as no Default or Event of Default has occurred and is continuing, the consent of the Company, such consent not to be unreasonably withheld) and such assignments will be by novation which will release the obligation of the assigning Lender.

                             Lenders will be permitted to participate their Senior Subordinated Loans to other financial institutions; provided, however, that the Lenders
                                           --------  -------
                             granting participations retain the voting rights to such participated amounts. Participants will have the same benefits as the selling Lenders would have with regard to yield protection and increased costs, and provision of information on the Company and its subsidiaries.

Voting:                      Amendments and waivers of any provision of any
------                       Senior Subordinated Loan Documents will require
                             the approval of the Company and Lenders holding commitments or loans, as the case may be, representing a majority of the aggregate amount of commitments or loans, respectively, under the Senior Subordinated Loan Documents, except that the consent of all affected Lenders shall be required with respect to (a) increases in commitments, (b) reductions of principal, interest or fees, (c) extensions of the maturity date and
                             (d) releases of certain guarantors (except where the release of a guarantor is made pursuant to a transaction approved by requisite Lenders or otherwise permitted by the Senior Subordinated
                             Loans Documents).

Expenses and                 In addition to those reasonable out-of-pocket
------------                 expenses reimbursable under the Commitment Letter,
Indemnification:             all reasonable out-of-pocket expenses of the Agent
---------------              (and the Lenders for enforcement costs and
                             documentary taxes) associated with the
                             preparation, execution and delivery of any waiver
                             or modification requested by or for the benefit of
                             the Company (whether or not effective) of, and the
                             enforcement of, any Senior Subordinated Loan
                             Document or any document relating to the
                             refinancing of the Senior Subordinated Loans
                             (including the reasonable fees, disbursements and
                             other charges of counsel for the Agent) are to be
                             paid by the Company. The Company
                             will indemnify the Agent and the other Lenders and
                             hold them harmless from and against all reasonable
                             costs, expenses (including reasonable fees and
                             disbursements of counsel) and liabilities arising
                             out of or relating to those matters set forth in
                             the Commitment Letter, including, without
                             limitation, any litigation or other proceeding
                             (regardless of whether the Agent or any such other
                             Lender is a party thereto) that relate to the
                             Transactions, the Senior Subordinated Loans or
                             refinancing thereof; provided, however, that
                                                  --------  -------
                             neither the Agent nor any such other Lender will be indemnified for any costs, expense or liability to the extent resulting from such person's bad faith, gross negligence or willful misconduct.

Counsel for the              Skadden, Arps, Slate, Meagher & Flom LLP.
---------------
Arranger and the
----------------
Administrative Agent:
--------------------

Governing Law and            New York.
-----------------
Forum:
-----

                                                                         ANNEX I
                                                                    TO EXHIBIT B


                                Exchange Notes
                                --------------
                  Summary of Principal Terms and Conditions /1/
                  ------------------------------------------


Issuer:                      The Company will issue Exchange Notes under an
------                       indenture that complies with the Trust Indenture
                             Act (the "Indenture").

Principal Amount:            The Exchange Notes will be available only in
----------------             exchange for the Senior Subordinated Loans. The
                             face amount of any Exchange Note will equal the aggregate principal amount (including any accrued interest not required to be paid in cash) of the Senior Subordinated Loans for which it is exchanged.

Maturity:                    The Exchange Notes will mature on the tenth
--------                     anniversary of the Closing Date.

Interest Rate:               The Exchange Notes will bear interest at a rate
-------------                equal to the Initial Rate (as defined below),
                             increasing by .50% at the end of each quarter thereafter; provided, that (i) the interest rate on the Exchange Notes in effect at any time shall not exceed 18% per annum, and (ii) cash interest on the Exchange Notes shall not exceed 16% per annum. To the extent the applicable interest rate on the Exchange Notes is in excess of 16% per annum, such excess interest will be paid by

---------------------
     /1/ All capitalized terms used but not defined herein have the meanings given to them in the Commitment Letter to which this term sheet is attached.

                                     B-I-1
                             issuing additional Exchange Notes in a principal amount equal to such excess portion of interest.

                             "Initial Rate" shall be determined on the Senior Subordinated Maturity Date and shall be equal to the greatest of (a) the interest rate borne by the Senior Subordinated Loans on the day immediately preceding the Senior Subordinated Maturity Date, (b) the Treasury Rate (as defined below) on the Senior Subordinated Maturity Date plus 7.00% and (c) the Credit Suisse First Boston Corporation High Yield Single B Index Rate on the Senior Subordinated Maturity Date plus 2.00%.

                             "Treasury Rate" means (i) the rate borne by direct obligations of the United States maturing on the tenth anniversary of the Closing Date and (ii) if there are no such obligations, the rate determined by linear interpolation between the rates borne by the two direct obligations of the United States maturing closest to, but straddling, the tenth anniversary of the Closing Date, in each case as published by the Board of Governors of the Federal Reserve System.

                             In no event shall the interest rate on the Exchange Notes exceed the highest lawful rate permitted under applicable law.

Tax Gross Up:                Same as Senior Subordinated Loans.
------------

Rank:                        Exchange Notes will rank pari passu with Senior
----                                                  ---- -----
                             Subordinated Loans but will be subordinated in right of payment to all existing and future senior indebtedness of the Company.

Mandatory Redemption:        Same as Senior Subordinated Loans.
--------------------

                                     B-I-2

Optional Redemption:         The Exchange Notes will be redeemable at the
-------------------          option of the Company, in whole or in part, at any
                             time after the fifth anniversary of the Closing
                             Date at par plus accrued and unpaid interest to the
                                         ----
                             redemption date and a call premium to be
                             determined; provided that a portion (to be
                                         --------
                             determined) of the proceeds of a public offering of Common Stock by the Company may be used to redeem the Exchange Notes prior to the fifth anniversary of the Closing Date on terms to be agreed upon.

Registration Rights:         The Company will use its reasonable best efforts to
-------------------          cause to become effective an exchange offer
                             registration statement or a shelf registration statement no later than 120 days from the date of issuance of the Exchange Notes, and the Company will use its reasonable best efforts to keep such registration statement effective and available
                             (subject to customary exceptions) until it is no longer needed to permit unrestricted resales of such Exchange Notes, but in no event longer than one year from the date of issuance of any such Exchange Notes. If the registration statement ceases to be effective or ceases to be useable in connection with resales of such Exchange Notes
                             (subject to customary exceptions), cash interest will accrue and be payable (in addition to interest otherwise accruing on the Exchange Notes) at a rate of 0.50% per annum until such default shall be cured.

                             The Company agrees, at its expense, to assist CSFB in connection with resales of any of the Exchange Notes, including making its senior officers available to CSFB, including making them available to assist in the preparation of

                                     B-I-3
                             marketing materials relating to any resales, to participate in due diligence sessions and to participate in road shows or other presentations to prospective purchasers of such Exchange Notes.

Exchange Notes Escrowed:     The Exchange Notes will be delivered on the Closing
-----------------------      Date and held, undated, in escrow by a mutually
                             agreeable fiduciary.

Right to Transfer            The holders of the Exchange Notes shall have
-----------------            the absolute and unconditional right to transfer
Exchange Notes:              such Exchange Notes to any third parties in
--------------               compliance with applicable law.

Covenants:                   Those typical for an indenture governing a high-
---------                    yield senior subordinated note issue, including a
                             "change in control" put provision, and, to the extent deemed reasonably necessary by CSFBC and reasonably satisfactory to the Company, certain covenants contained in the Senior Subordinated Loan documentation.

Events of Default:           Those typical for an indenture governing a high-
-----------------            yield senior subordinated note issue.

Governing Law                New York.
-------------
and Forum:
---------

                                     B-I-4

                                                                       EXHIBIT C

                                CONDITIONS/1/
                                ----------

          CSFB has conducted its due diligence with respect to the Facilities and the Transactions and is pleased to inform you that it is satisfied with the results thereof; however, the commitments of CSFB pursuant to the Commitment Letter are subject to the condition that after the date of the Commitment Letter nothing becomes known to CSFB that is inconsistent in a material and adverse manner with anything disclosed to CSFB by or at the direction of the Investors or the Company or any of their respective affiliates, agents, advisors or other representatives prior to the date of the Commitment Letter or anything previously obtained by CSFB from or at the direction of the Investors or the Company or any of their respective affiliates, agents, advisors or other representatives during such due diligence.

          With respect to all periods prior to the merger of the Company with and into the Parent Company with the Company as the surviving corporation, the term "Company" shall be deemed to be, or to include, as the context may require,
      -------
the Parent Company.

          In addition to the foregoing, the commitments of CSFB pursuant to the Commitment Letter are also subject to the following conditions:

          (i) the preparation, execution and delivery of definitive documentation in connection with the Facilities reasonably satisfactory to CSFB, and the satisfaction (as reasonably determined by CSFB) of customary closing conditions for transactions similar to the Senior Facilities and the Senior Subordinated Facility, as applicable;

          (ii) CSFB and the Lenders shall be reasonably satisfied (A) as of the date the Recapitalization Agreement is signed (the "Signing Date"), with the material terms and conditions of the Recapitalization Agreement (to the extent that such terms and conditions have been provided to CSFB) and with the form and substance of any other agreements to be executed after the Signing Date

-----------------
     /1/ All capitalized terms used but not defined herein have the meanings given to them in the Commitment Letter to which this Exhibit C is attached.

     solely to the extent that such forms have been provided to CSFB and CSFB has acknowledged the same and (B) as of the Closing Date, with the material terms and conditions of the Recapitalization Agreement
     (including, without limitation, any schedules, disclosure schedules, exhibits, appendices or attachments thereto) not provided to CSFB prior to the Signing Date, with the material terms and conditions of each amendment, modification, waiver and other change to the Recapitalization Agreement, with the material terms and conditions of each other agreement entered into in connection with the Transactions (other than agreements, the form and substance of which CSFB has acknowledged as being satisfactory to it as of the Signing Date under clause (A) above) and with all legal, tax and accounting matters (it being understood that a failure to obtain recapitalization accounting treatment with respect to the Transactions will not give rise to rights on the part of CSFB hereunder) relating to the Transactions that would reasonably be expected to have a Material Adverse Effect, including without limitation, any such matters pertaining to pending or potential litigation with respect to the Transactions and requisite stockholder or governmental consents or approvals;

          (iii) after giving effect to the Transactions and the other transactions contemplated by the Commitment Letter, neither any Loan Party nor any of their subsidiaries shall have outstanding any indebtedness for borrowed money and/or with respect to capitalized leases or preferred stock other than (a) the loans under the Senior Facilities, (b) the Alternative Securities or the loans under the Senior Subordinated Facility, and (c) other indebtedness for borrowed money and/or with respect to capitalized leases or preferred stock to be agreed upon;

          (iv) there shall not have occurred and be continuing after the date of this letter (a) any general suspension of trading in securities on the New York or American Stock Exchange or in the NASDAQ National Market System (other than circuit breakers), (b) the declaration of a banking moratorium or any suspension of payments in respect of banks in the United States, or (c) any other material adverse change in banking or capital market conditions that has had a material adverse effect on the syndication of leveraged bank credit facilities or the consummation of high yield offerings, as the case may be, that CSFB reasonably determines makes it impracticable to consummate the Alternative Securities Offering (to the extent that Alternate Securities are to be issued as required pursuant to the Commitment Letter) or successfully syndicate the Senior Facilities or the Senior Subordinated Facility;

          (v) CSFB's satisfaction that, immediately prior to and during the marketing period for either the syndication of (a) the Senior Facilities or
     (b) the Senior Subordinated Facility, there shall be no competing issues of debt securities or commercial bank facilities (other than the Senior Facilities and the Senior Subordinated Facility, or other permitted indebtedness thereunder) of any Loan Party or any of their affiliates (it being understood that any company other than the Company and its subsidiaries in which Bain Capital, Inc. has an investment shall not constitute an affiliate of a Loan Party under this clause (v) so long as such company would not, but for such investment, otherwise be an affiliate of a Loan Party);

          (vi) the receipt by CSFB and, if applicable, the Lenders, on or before the closing of the Transactions, of financial statements of the Company (including notes thereto), consisting of (a) audited and pro forma balance sheets as of the end of each period in the 3 fiscal-year period ended December 31, 1998 or, if such financial statements are then available, December 31, 1999, (b) audited and pro forma statements of operations and cash flows for each period in the 3 fiscal-year period ended December 31, 1998 or, if such financial statements are then available, December 31, 1999, (c) consolidated financial statements for each period in the 3 fiscal-year period ended December 31, 1998 or, if such financial statements are then available, December 31, 1999 and supporting documentation satisfactory to CSFB, (d) comparable unaudited historical and pro forma interim financial statements covering all quarterly or other appropriate periods subsequent to the fiscal year most recently ended, and (e) such final projections in respect of the Loan Parties and their respective subsidiaries as CSFB may reasonably request; and all such financial statements, historical or pro forma, delivered pursuant to this paragraph (vi) shall be in compliance with the requirements of Regulation S-X for a public offering registered under the Securities Act of 1933, and all financial statements and projections referred to in this paragraph (vi) shall not be materially inconsistent in an adverse manner with financial statements, projections and estimates previously provided to CSFB and, if applicable, the Lenders;

          (vii)   payment of fees and expenses;

          (viii) since December 31, 1998, there shall not have occurred or become known to CSFB any event or events, adverse condition or change that, individually or in the aggregate, would reasonably be expected to have a Material Adverse Effect;

          (ix)  the Closing Date shall occur on or before April 30, 2000; and

          (x) each of the Transactions shall have been consummated on the Closing Date, substantially as contemplated by the Recapitalization Agreement and the Commitment Letter (including, without limitation,
     Annex II to Exhibit A), subject to documentation (except as expressly provided in clause (ii) above) reasonably satisfactory in form and to CSFB; provided, that with the consent of CSFB or after termination of
              --------
     CSFB's commitment by the Investors with respect to the Senior Subordinated Facility, the Investors or the Company may seek unsecured subordinated financing ("Other Subordinated Financing") in lieu of the Senior Subordinated Facility or Alternative Securities so long as (a) the terms (including, without limitation, the pricing and payment terms, maturity, covenants, subordination provisions and defaults), documentation relating to such Other Subordinated Financing and the resulting capital structure of the Company and the persons providing such financing are reasonably acceptable to CSFB in all material respects, (b) the proceeds of such Other Subordinated Financing shall be at least $40 million, with any excess thereof being applied solely to reduce the total amount of the Senior Facilities, and (c) all fees and expenses required to be paid pursuant to the Fee Letter shall have been paid; provided, further, the foregoing
                                          --------  -------
     proviso shall not release CSFB from its commitment to provide the Senior Subordinated Facility upon the terms and subject to the conditions set forth or referred to in the Commitment Letter (including, without limitation, the exhibits attached to the Commitment Letter applicable thereto) until the Investors shall have terminated such commitment or CSFB and the Investors shall have otherwise agreed in writing.

          In the event that anything arising under the first paragraph of this Exhibit C comes to the attention of CSFB or that any of the other conditions set forth above or in the Facilities Documents are not satisfied, CSFB reserves the right, in its sole discretion, to either (x) suggest alternative financing amounts or structures that ensure adequate protection for CSFB and the Lenders (in consultation with, and as approved by, the Investors and the Company) or (y) decline to participate in the proposed financings.

          As used herein, a "Material Adverse Effect" shall mean the result of one or more events, changes or effects which, individually or in the aggregate, would reasonably be expected to have a material adverse effect on (i) the business, results of operations, financial condition or prospects of the Company and its subsidiaries, in each case, taken as a whole, or (ii) the validity or enforceability of any of the documents entered into in connection with the Transactions or the other transactions contemplated by the Commitment Letter or the rights, remedies and benefits available to the parties thereunder.